Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

High Wire Networks, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.00001 par value per share	457(c)	5,000,000	$0.23	$1,150,000	0.0000927	$106.61
	Total Offering Amounts							$106.61
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$106.61

(1)	Represents the initial maximum number of shares offered by the selling shareholder named in this Registration Statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover additional securities of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.
(2)	Estimated solely for the purpose of computing the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the proposed maximum offering price per share is based on the average of the high and low sale prices of the registrant’s common stock on the OTCQB market on February 2, 2022.